Exhibit 107

Calculation of Filing Fee Tables (1)

Form 424(b)(2)

(Form Type)

American Water Capital Corp.

American Water Works Company, Inc. (2)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities

Fees to Be Paid	Debt	American Water Capital Corp. 5.150% Senior Notes due 2034	Rule 457(r)	$700,000,000	99.681%	$697,767,000	0.00014760	$102,990.41

	Debt	American Water Capital Corp. 5.450% Senior Notes due 2054	Rule 457(r)	$700,000,000	99.093%	$693,651,000	0.00014760	$102,382.89

	Other	American Water Works Company, Inc. Support Agreement	Rule 457(n) (2)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amount					$1,391,418,000		$205,373.30

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$205,373.30

(1)

These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” exhibit (Exhibit 107.1) in Registration Statement Nos. 333-277166-01 and 333-277166, which was filed with the Securities and Exchange Commission on February 20, 2024. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)

The American Water Works Company, Inc. Support Agreement is being offered as a component of the American Water Capital Corp. Senior Notes for no additional consideration; therefore, no additional fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended.